Exhibit 4.3(ii)

ECOLAB SAVINGS PLAN AND ESOP

FOR TRADITIONAL BENEFIT EMPLOYEES

2013

First Amendment

Pursuant to Section 10.2 of the “Ecolab Savings Plan and ESOP for Traditional Benefit Employees,” the Company amends the Plan, effective as of January 1, 2013, as follows:

1.  Section 2.1 Eligibility is amended to read as follows:

“2.1                         Eligibility

(A)                               Each individual who is determined by the Plan Administrator, as of December 31, 2012, to have an accrued benefit under the final average pay formula or the 5% cash balance formula of the Ecolab Pension Plan, by reason of participation in that plan on or before January 1, 2007, and who has an Account balance under the Ecolab Savings Plan and ESOP on December 31, 2012, will be a Participant in this Plan.

(B)                               An individual who is a Beneficiary or an Alternate Payee with respect to a Participant described in Subsection (A) above and has an Account balance under the Ecolab Savings Plan and ESOP on December 31, 2012, will have an Account under this Plan as of January 1, 2013, consisting of the account transferred from the Ecolab Savings Plan and ESOP.

(C)                               No other individual will become a Participant.”

2.                                      The following Section 2.7 Transfer of Accounts is added to Article 2.

“2.7                         Transfer of Accounts

If, a Participant who has (i) terminated employment, (ii) been rehired by an Affiliated Organization and (iii) accrued a benefit under the Ecolab Savings Plan and ESOP requests a hardship withdrawal or a loan from this Plan or from the Ecolab Savings Plan and ESOP, his or her Accounts will be transferred to the Ecolab Savings Plan and ESOP in a trust to trust transfer.  Each of his Accounts will be credited to the corresponding account under the transferee plan.”

3.                                      Subsection (B) of Section 5.3 Transfer Among Investment Funds is amended to read as follows:

“(B)                         A Participant’s right to transfer investments will be subject to, and limited by, restrictions imposed by the managers of the investment funds involved in the transfer.  A Participant subject to Section 16(b) of the Securities Exchange Act must inform the Company prior to completing any transactions involving the Ecolab Stock Fund.”

4.                                      Subsection (B)(2) of Section 6.1 Non-Hardship Withdrawals is amended to read as follows:

“(2)                           Accounts other than the Roth 401(k) Account. Withdrawals under this clause will be charged in the following order: After-Tax Savings Contribution Account; Rollover Account; Before-Tax Savings Contribution Account; Matching Account; and Profit Sharing Account.”

5.                                      Subsection (D) of Section 8.1 Distribution Events is amended to read as follows:

“(D)                         Any distribution to the Participant’s Beneficiary will be made not later than the last day of the year following the year in which the Participant’s death occurs; provided, that, the surviving Spouse of a Participant who died before January 1, 2013, will retain the option he or she had under prior plan provisions to defer distribution to a specified date not later than the date the Participant would have attained age 70-1/2.  If such a surviving Spouse dies prior to distribution of benefits to such Spouse, distribution will be made as soon as practicable after such Spouse’s death.”

6.                                      Subsection (B)(2) of Section 8.9 Minimum Required Distributions is amended to read as follows:

“(2)                           If the Participant dies before distributions begin, the Participant’s entire interest will be distributed in a single lump sum not later than the last day of the year following the year in which the Participant’s death occurs; provided that the entire interest of a Participant who died before January 1, 2013 will be distributed as follows:

(a)                                 If the Participant’s surviving Spouse is the Participant’s sole designated beneficiary, then distribution to the surviving Spouse will be made by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.

(b)                                 If the Participant’s surviving Spouse is not the Participant’s sole designated beneficiary, then distribution to the Beneficiary will be made by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(c)                                  If the Participant’s surviving Spouse is the Participant’s sole designated beneficiary and the surviving Spouse dies after the Participant but before distribution to the surviving Spouse is made, this Section 8.9(B)(2), other than paragraph (a) above, will apply as if the surviving Spouse were the Participant.

For purposes of this Section 8.9(B)(2) unless paragraph (c) above applies, distributions are considered to begin on the Participant’s Required Beginning Date.  If paragraph (c) applies, distributions are considered to begin on the date distributions are required to begin to the surviving Spouse under paragraph (a) above.”

7.                                      Subsection (B)(3) of Section 13.3 Top-Heavy Provisions is amended to read as follows:

“(3)                           The “required aggregation group” consists of (i) each plan of an Affiliated Organization in which a key employee participates, and (ii) each other plan of an Affiliated Organization that enables a plan in which a key employee participates to meet the nondiscrimination requirements of Code section 401(a)(4) or 410.”

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officers this 21st day of December, 2012.

ECOLAB INC.

(Seal)

		By	/s/Daniel J. Schmechel
Daniel J. Schmechel
Chief Financial Officer

Attest:	/s/James J. Seifert
James J. Seifert
Executive Vice President, General Counsel and Secretary